CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS






Board of Directors
First Colonial Group, Inc.

     We have issued our report dated March 8, 2001, accompanying the consolidated financial statements included in the Annual Report of First Colonial Group, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statements of First Colonial Group, Inc. on Form S-3 (File No. 33-21126, effective July 6, 1989) and on Forms S-8 (File No. 33-84400, effective September 17, 1994; File No. 333-24745, effective April 8, 1977).




/S/ GRANT THORNTON LLP
Grant Thornton LLP
Philadelphia, Pennsylvania
March 28, 2001